Exhibit 99.1

Investor Contact: Allison Good

The Smith & Wollensky Restaurant Group

Phone: 212-838-2061 x2379

Email: agood@swrg.com

Smith & Wollensky Reports First Quarter 2006 Financial Results

New York, May 16, 2006 – The Smith & Wollensky Restaurant Group, Inc. (Nasdaq: SWRG) today announced financial results for the first quarter ended April 3, 2006.

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Results for the first quarter of 2006 include $546,000 of insurance proceeds, net of fees, related to the insurance recovery of building and contents at the Smith & Wollensky in New Orleans, which closed on August 29, 2005 due to damages from Hurricane Katrina. Total insurance proceeds, which includes building, contents and business interruption, net of fees, received to date has amounted to approximately $975,000. The property was put up for sale at the beginning of April 2006 at a sales price of $5.0 million. Results for the first quarter of 2006 also include approximately $56,000 of share-based compensation charges related to the adoption of Statement of Financial Accounting Standards No. 123R.

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For the first quarter of 2006, comparable consolidated restaurant sales increased 1.9% as compared to the first quarter of 2005. Comparable consolidated restaurant sales include only units that have been open for 15 months or longer and do not include the results from the Smith & Wollensky in New Orleans and the Manhattan Ocean Club, which was closed on January 1, 2006 and was renovated into a new concept, Quality Meats.

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For the first quarter of 2006, total consolidated restaurant sales decreased $2.2 million to $30.8 million, as compared to $33.0 million in the first quarter of 2005. Results for the first quarter of 2006 reflect no sales contribution from the Smith & Wollensky in New Orleans and the Manhattan Ocean Club.

•	Net income for the first quarter of 2006 was $508,000, or $0.06 per diluted share, vs. a net income of $447,000, or $0.05 per diluted share in 2005.

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Pro forma net income for 2006 was $18,000 or $0.00 per share, as compared to a net income of $447,000 in 2005. Pro forma net income reflects the exclusion of $546,000 of insurance proceeds related to the insurance recovery of building and contents at the Smith & Wollensky in New Orleans which closed on August 29, 2005 due to damages from Hurricane Katrina and approximately $56,000 of share-based compensation charges related to the adoption of Statement of Financial Accounting Standards No. 123R (reconciliation of pro forma net income to GAAP net income are included in the financial tables that follow).

•	Operating income, which includes the insurance proceeds of $546,000 and the share-based compensation charge of $56,000, was $923,000 as compared to $1.2 million in the first quarter of 2005.

•	Food and beverage costs as a percentage of consolidated restaurant sales increased approximately 132 basis points, primarily due to higher beef costs during the quarter as compared to the prior year.

•	Salaries and related benefit expenses as a percentage of consolidated restaurant sales decreased approximately 74 basis points primarily due to the closure of the Smith & Wollensky in New Orleans.

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Restaurant operating expenses as a percentage of consolidated restaurant sales decreased 39 basis points primarily due to a decrease in operating supplies, which was partially offset by increases in utilities.

•	General and administrative expenses increased by 137 basis points primarily due to costs associated with the move of the Company’s corporate offices, as well as an increase in consulting expenses.

Chairman and CEO Alan Stillman said, “Obviously, our earnings were impacted by significant increases in the cost of beef during the quarter. The second quarter has commenced on a positive note with the opening of Quality Meats, our newest restaurant in Manhattan that is receiving wonderful initial public response and critical acclaim. For example, a recent review in Crain’s New York Business stated ‘If it were called a steak house, I'd call it the best in town.’”

Conference Call

Alan Stillman, Chairman & CEO, and Sam Goldfinger, CFO, will conduct a conference call to review the Company’s financial results for the first quarter ended April 3, 2006 on Tuesday, May 16, 2006 at 5:00 p.m. ET. Interested parties may listen to the live call over the Internet via http://www.smithandwollensky.com. To listen to the live call, please go to the website at least 15 minutes early to register and to download and install any necessary audio software. If you are unable to listen live, the conference call will also be archived on the website listed above. An audio recording of the conference call, which may contain material non-public information regarding the Company’s results of operations or financial condition for the first quarter of 2006, is expected to be posted on the Company’s website under the heading Investor Relations immediately following the conference call.

About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently believed to be the largest-grossing à la carte restaurant in the country. Since its inception, the company has grown to include 16 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus, Dallas, Houston, and Boston. SWRG also operates five other restaurants in New York, including Cité, Maloney & Porcelli, Park Avenue Café, The Post House, and Quality Meats.

Except for historical information contained herein, the statements made in this press release regarding the Company’s business, strategy and results of operations are forward-looking statements which are based on management’s beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, the dependence of our operating results on a small number of restaurants, our geographic concentration in New York, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company’s growth strategy. For a more detailed description of such factors, please see the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Financial Tables Follow)

	First Quarter Ended
	April 3,	April 4,
	2006	2005
	(unaudited)	(unaudited)
Consolidated restaurant sales	$ 30,812	$ 32,994
Cost of consolidated restaurant sales:
Food and beverage costs	9,574	9,816
Salaries and related benefit expenses	8,609	9,462
Restaurant operating expenses	5,001	5,483
Occupancy and related expenses	2,102	1,880
Marketing and promotional expenses	1,249	1,226
Depreciation and amortization expenses	1,068	1,310
Insurance proceeds, net	(546)	—
Total cost of consolidated restaurant sales	27,057	29,177
Income from consolidated restaurant operations	3,755	3,817
Management fee income	238	251
Income from consolidated and managed restaurants	3,993	4,068
General and administrative expenses	2,592	2,324
Royalty expense	478	497
Operating income	923	1,247
Interest expense	(152)	(430)
Amortization of deferred debt financing costs	(7)	(32)
Interest income	34	1
Interest expense net of interest income	(125)	(461)
Income before provision for income taxes	798	786
Provision for income taxes	110	57
Income before income of consolidated variable interest entity	688	729
Income of consolidated variable interest entity	(180)	(282)
Net income	$ 508	$ 447
Net income per share:
Basic and diluted	$ 0.06	$ 0.05
Weighted average common shares outstanding:
Basic	8,599,713	9,378,415
Diluted	8,643,359	9,841,596

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
AND SUBSIDIARIES
Pro Forma Net Income (Loss) and Pro Forma Net Income (Loss) Per Share (1)
(dollar amounts in thousands, except per share amounts)

	First Quarter Ended
	April 3,	April 4,
	2006	2005
	(unaudited)	(unaudited)
Net income	$ 508	$ 477

Insurance proceeds, net	(546)	—
Share based employee compensation charge	56	—

Pro forma net income (1)	$ 18	$ 477

Pro forma net income per share:
Basic and diluted	$ 0.00	$ 0.05
Weighted average common shares outstanding:
Basic	8,599,713	9,378,415
Diluted	8,643,359	9,841,596

(1) Pro forma net income excludes insurance proceeds, net and share-based employee compensation charges. The exclusion of insurance proceeds provides meaningful information regarding the Company's operating results on a basis comparable with those in future periods when the Company does not expect to receive insurance proceeds, whereas the exclusion of share-based employee compensation expense provides meaningful information to investors regarding the Company's operating results on a basis comparable with those of prior periods before the Company’s adoption of FAS 123R.

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
AND SUBSIDIARIES
Consolidated Balance Sheet
(dollar amounts in thousands, except per share amounts)
	April 3, 2006	January 2, 2006

Assets	(unaudited)
Current assets:
Cash and cash equivalents	$ 1,141	$ 2,362
Short-term investments	272	265
Accounts receivable, net	1,161	549
Credit card receivable, net	1,621	1,990
Insurance proceeds receivable, net	546	—
Due from managed units	129	750
Merchandise inventory	4,397	4,589
Prepaid expenses and other current assets	1,653	1,486
Total current assets	10,920	11,991
Property and equipment, net	55,495	54,952
Assets held for sale	4,636	4,681
Goodwill	6,886	6,886
Licensing agreement, net	3,429	3,471
Long-term investments	3,419	4,417
Other assets	4,297	4,208
Total assets	$ 89,082	$ 90,606
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$ 206	$ 202
Current portion of obligations under capital lease	142	139
Current portion of deferred gain	367	365
Due to managed units	549	538
Accounts payable and accrued expenses	11,962	13,578
Total current liabilities	13,226	14,822
Obligations under capital leases	7,712	7,749
Deferred gain on sales leasebacks	12,864	12,958
Long-term debt, net of current portion	3,062	3,113
Deferred rent	9,128	9,133
Total liabilities	45,992	47,775
Interest in consolidated variable interest entity	(608)	(668)
Commitments and contingencies
Stockholders’ equity:
Common stock	94	94
Additional paid-in capital	70,127	70,066
Accumulated deficit	(21,995)	(22,503)
Accumulated other comprehensive income	152	143
Treasury stock	(4,680)	(4,301)
	43,698	43,499
Total liabilities and stockholders’ equity	$ 89,082	$ 90,606